SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2014

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 21, 2014, Integrated Electrical Services, Inc., a Delaware corporation (“IES” or the “Company”), entered into a Third Amendment (the “Amendment”) to that certain Credit and Security Agreement dated August 9, 2012, as amended by that certain Joinder and First Amendment to Credit and Security Agreement dated as of February 12, 2013, that certain Joinder Agreement dated as of March 15, 2013, and that certain Joinder and Second Amendment to Credit and Security Agreement (the “Second Amendment”) dated as of September 13, 2013 (as amended, the “Credit Facility”), by and among the Company, each of the other Borrowers and Guarantors named therein and Wells Fargo Bank, National Association (“Wells Fargo”).

The Credit Facility provides for both a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) from Wells Fargo to the Company.  Pursuant to the Amendment, Wells Fargo has extended the maturity dates of both the Term Loan and the Revolving Loan from August 9, 2016 to August 9, 2017.  Prior to the extension, the Company would have been required to make a bullet payment at the maturity of the Term Loan on August 9, 2016.  The extended maturity of the Term Loan allows the Company to replace that bullet payment with a continuation of the current monthly principal payments over the extended period, plus interest due thereon. The Credit Facility, as amended, continues to contain customary affirmative, negative and financial covenants, including the requirement that we maintain a Fixed Charge Coverage Ratio (as defined in the Credit Facility) of not less than 1.0:1.0 at any time that our Liquidity (defined as the aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability (as defined in the Credit Facility)) or Excess Availability fall below stipulated levels.  Those levels were reduced under the Amendment from $20 million of Liquidity to $15 million and from $5 million of Excess Availability to $4 million. After June 30, 2014, the thresholds return to $20 million of Liquidity and $5 million of Excess Availability.

The Amendment also decreased interest rates on outstanding Advances (as defined in the Credit Facility) under the Revolving Loan and amounts outstanding under the Term Loan by one percentage point, effective February 1, 2014.  Pursuant to the Amendment, amounts outstanding under the Term Loan bear interest at a per annum rate equal to Daily Three Month LIBOR (as defined in the Credit Facility), plus 4.00% through June 30, 2014, and thereafter Daily Three Month LIBOR plus an interest rate margin, as determined quarterly, based on the following thresholds:

Level	Thresholds	Interest Rate Margin
I	Liquidity ≤ $20.0 million at any time during the period; or Excess Availability ≤ $7.5 million at any time during the period; or Fixed Charge Coverage Ratio < 1.0:1.0	4.00 percentage points
II

Liquidity > $20.0 million at all times during the period; and
Liquidity ≤ $30.0 million at any time during the period; and
Excess Availability > $7.5 million at all times during the period; and
Fixed Charge Coverage Ratio ≥ 1.0:1.0

3.50 percentage points
III	Liquidity > $30.0 million at all times during the period; and Excess Availability > $7.5 million at all times during the period; and Fixed Charge Coverage Ratio ≥ 1.0:1.0	3.00 percentage points

Pursuant to the Amendment, Advances under the Revolving Loan bear interest at a per annum rate equal to Daily Three Month LIBOR plus 3.00% through June 30, 2014, and thereafter Daily Three Month LIBOR plus an interest rate margin of between 3.00% and 2.00%, as determined quarterly, based on the thresholds set forth above.  No Advances are outstanding as of February 25, 2014.  The Amendment also amended the dates on which termination and prepayment fees are payable by the Company by providing for liquidated damages of 2.00% for any termination, reduction or prepayment occurring on or before February 28, 2015 and 1.00% thereafter, as compared to the previous requirement of 2.00% prior to the first anniversary of the date of the first Advance and 1.00% thereafter.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01.  Regulation FD Disclosure.

On February 25, 2014, the Company issued a press release announcing the Amendment. The press release is furnished herewith as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

Exhibit 10.1

Third Amendment to Credit and Security Agreement, dated February 21, 2014, by and among the Company, each of the other Borrowers and Guarantors named therein and Wells Fargo Bank, National Association.

Exhibit 99.1	Press release dated February 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: February 25, 2014	/s/ Gail D. Makode
Gail D. Makode
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1

Third Amendment to Credit and Security Agreement, dated February 21, 2014, by and among the Company, each of the other Borrowers and Guarantors named therein and Wells Fargo Bank, National Association.

Exhibit 99.1	Press release dated February 25, 2014.